NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2014

(La Jolla, California) - November 10, 2014 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $455.1 million ($19.99 per share) at September 30, 2014, compared to $464.5 million ($20.40 per share) at June 30, 2014 and $472.9 million ($20.79 per share) at December 31, 2013.

Third Quarter Segment Results of Operations

For the third quarter of 2014, PICO reported a net loss of $9.9 million ($0.44 per share), compared to a net income of $8.2 million ($0.36 per share) in the third quarter of 2013. Our third quarter segment results of operations are (in thousands):

	2014	2013
Revenue by operating segment:
Water resource and water storage operations	$1,087	$510
Real estate operations	55,794	23,712
Agribusiness operations	42,597	55,308
Enterprise software		4,402
Corporate	2,277	22,854
Total revenue	$101,755	$106,786

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,131)	$(1,799)
Real estate operations	(795)	(231)
Agribusiness operations	(5,221)	(2,216)
Enterprise software		(2,572)
Corporate	(3,063)	17,664
Income (loss) before taxes	$(10,210)	$10,846
Income tax provision (benefit)	(179)	3,637
Equity in loss of unconsolidated affiliate	(410)	(89)
Net loss attributable to noncontrolling interests	504	1,046
Net income (loss)	$(9,937)	$8,166

First Nine Months Segment Results of Operations

For the first nine months of 2014, PICO reported a net loss of $21.3 million ($0.94 per share), compared to a net loss of $14.5 million ($0.64 per share) in the first nine months of 2013. Our nine months segment results of operations are (in thousands):

	2014	2013
Revenue by operating segment:
Water resource and water storage operations	$1,464	$25,542
Real estate operations	145,212	63,641
Agribusiness operations	127,380	139,788
Enterprise software		13,649
Corporate	6,455	26,180
Total revenue	$280,511	$268,800

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(4,965)	$737
Real estate operations	(6,251)	(2,701)
Agribusiness operations	(4,962)	(20,691)
Enterprise software		(5,281)
Corporate	(7,224)	11,610
Loss before taxes	$(23,402)	$(16,326)
Income tax provision (benefit)	(535)	2,739
Equity in loss of unconsolidated affiliate	(1,569)	(89)
Loss attributable to noncontrolling interests	3,091	4,636
Net loss	$(21,345)	$(14,518)

PICO’s President and Chief Executive Officer, John Hart, commented:

Real Estate Operations Segment

"UCP’s rapid growth continued in the third quarter of 2014, with total revenues increasing 135% to $55.8 million and gross margin increasing $3.9 million to $9.6 million. UCP sold a total of 111 homes from 27 communities in the third quarter of 2014, compared to 62 homes from 7 communities the year before, while the number of undeveloped lots sold increased more than six times from 30 to 197.

“The nine months results also showed very significant growth, with 301 homes sold compared to 131 homes the year before, while the number of undeveloped lots sold increased from 138 to 348. Total revenues increased 128% to $145.2 million, and gross margin increased by $10.9 million to $26.4 million.

“In April 2014, UCP acquired the assets of Citizens Homes, Inc. for $14 million. Citizen Homes builds and sells homes in North Carolina, South Carolina and Tennessee. The acquisition provides UCP with geographical diversification, and brings experienced management in growth markets, which typically have fewer obstacles to development than on the West Coast.

“Including lots acquired with Citizen Homes, at September 30, 2014, UCP owned and controlled 5,964 lots, consisting of 4,940 in California and Washington State, and 1,024 in North Carolina, South Carolina and Tennessee. This compares to 5,380 lots at December 31, 2013, all in California and Washington State. During the first nine months of 2014, robust sales saw UCP reduce its holdings of lots in the Central Valley and Monterey Bay areas of Northern California and in Washington State, while the acquisition of new lots exceeded sales in the South San Francisco Bay area of California and in Southern California.

“UCP ended the third quarter of 2014 with a $38.9 million backlog of homes under sales contracts but where the sale has not closed yet, compared to $39.7 million at June 30, 2014 and $25.5 million at September 30, 2013.

“In order to fund its continued strong growth and to maintain financial flexibility in case opportunities arise, in October UCP raised $72.5 million in net proceeds from a private offering of 8.5% 2017 Senior Notes. At September 30, 2014, UCP had $30.3 million of cash on hand.

“At September 30, 2014, the total equity market capitalization of UCP, including PICO’s interest in UCP, was approximately $242.4 million, and the market value of the 10,593,000 shares we hold in UCP exceeded our carrying value for UCP by approximately $12.5 million.

Agribusiness Segment

“For the first nine months of 2014, Northstar generated a segment loss of $5 million, compared to a segment loss of $20.7 million in 2013. In the first nine months of 2014, Northstar’s sales volumes increased 5% year-over-year, and the plant crushed an average volume of 963 tons per day, compared to 857 tons per day in 2013. The average board crush margin improved from approximately $79 per ton in the first nine months of 2013, to approximately $204 per ton in 2014. As a result of the improvement in both volume and crush margins, Northstar generated crush margin of $21.5 million in the first nine months of 2014, compared to a crush margin of $5.2 million in the same period in 2013.

“Northstar’s results for the first nine months of 2014 were negatively impacted by the extreme winter weather which limited both seed deliveries and outbound product rail transportation.

“Northstar generated a segment loss of $5.2 million for the third quarter of 2014, compared to a $2.2 million segment loss in the third quarter of 2013. During the third quarter of 2014, canola crush margins were impacted by concerns that the 2014-2015 canola crop would be significantly lower than the prior year crop, increasing procurement costs. Northstar’s third quarter sales volumes decreased 12% year-over-year, and the plant crushed an average volume of 1,007 tons per day in the third quarter of 2014, compared to 1,025 tons per day in the same period in 2013. The average board crush margin decreased from approximately $149 per ton in the third quarter of 2013, to approximately $144 per ton in the third quarter of 2014. As a result of the decrease in both volume and crush margins, Northstar generated a crush margin of $2.8 million in the third quarter of 2014, compared to a crush margin of $6.4 million in the same period in 2013.

“The 2014-2015 canola harvest is now largely complete, and the actual crop was in excess of initial expectations. As a consequence, canola board crush margins have increased since the end of the third quarter, which should provide an improved result for the fourth quarter.

“To provide greater operating flexibility and scale economies, Northstar has more than doubled seed storage capacity, increased the plant's expected average daily crush rate 16.7% to 1,400 tons per day, and doubled the rail car tanker fleet to transport canola meal and oil.

Water Resource and Water Storage Segment

“During the third quarter of 2014, Vidler Water Company closed on the sale of approximately 200 acres of land and 28 acre-feet of stock water rights in Lincoln County, Nevada for $940,000, which generated gross margin of $488,000.

“The continuing drought conditions in the Southwestern United States are placing significant strain on existing water supplies for agriculture, industry and municipalities throughout the region. Vidler is well positioned with significant water assets, particularly in Nevada and Arizona, where an improving housing market and stronger overall economy are expected to create increased demand for already stressed water supplies.

“In particular, Vidler has a 51% interest in Fish Springs Ranch, which owns 7,984 acre-feet of permitted water rights that are available in Washoe County, including Reno, Nevada, to support community development. In Lyon County/Carson City, Vidler owns and controls in excess of 4,000 acre-feet of water rights and related pipeline capacity which are available for community development.

“In September 2014, Tesla Motors, Inc. announced that a lithium-ion battery “Gigafactory” will be constructed on property known as the Tahoe Reno Industrial Center, in northern Nevada. As part of the incentive package for Tesla, the State of Nevada agreed to purchase the right of way for the USA Parkway and complete construction of USA Parkway from the factory site to U.S. Highway 50 in Lyon County. The Gigafactory is projected to employ 6,500 people. Vidler believes that the Gigafactory will directly and indirectly create the need for new residential, commercial and industrial development both in the greater Reno area and in Lyon County. Vidler’s water assets at Fish Springs Ranch and in Lyon County are well positioned to support the anticipated growth in these areas.

Net Book Value

The following table is provided as a supplement to the consolidated financial statements contained in our 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
	9/30/2014	12/31/2013	Change
Water resource and water storage operations	$203.1	$203.8	$(0.7)
Real estate operations	133.2	136.9	(3.7)
Agribusiness operations	58.4	57.2	1.2
Corporate	60.4	75.0	(14.6)
Shareholders’ equity	$455.1	$472.9	$(17.8)

We are a diversified holding company. We seek to build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value, and to manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. We own and operate several diverse businesses and assets. Our portfolio of businesses is designed to provide a mix of revenues and income from both long-term assets which may require several years to develop and monetize, and operations that should generate recurring revenue each quarter.
Currently our three major businesses are:
Vidler Water Company, a water resource development business; a 57.2% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California, the Puget Sound area of Washington State, North Carolina, South Carolina, and Tennessee; and an 87.7% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.
OTHER INFORMATION

At September 30, 2014, PICO Holdings, Inc. had a market capitalization of $454.3 million, and 22,772,800 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP's expected revenue growth and anticipated profitability, the impact of the Citizens Homes acquisition, Northstar’s anticipated profitability in the fourth quarter, Vidler's potential monetization events and possible increases in demand for water supplies from developers and municipalities, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the working capital requirements of the business, and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slowdown or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216
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